Exhibit 99.1

Press Release
July 19, 2021

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Reports Record Second Quarter 2021 Results

FORT WAYNE, INDIANA, July 19, 2021 / PRNewswire /

Second Quarter 2021 Highlights:

▪	Record steel and fabrication shipments of 2.9 million tons and 189,000 tons, respectively

▪	Record net sales of $4.5 billion

▪	Record operating income of $956 million and record net income of $702 million

▪	Record cash flow from operations of $587 million and record adjusted EBITDA of over $1.0 billion

▪	Share repurchases of $393 million of the company’s common stock, representing 3% of its outstanding shares

▪	Announced new $1.0 billion share repurchase authorization

▪	Announced greenhouse gas and renewable energy goals, including steel mill carbon neutrality by 2050

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2021 financial results. The company reported record second quarter 2021 net sales of $4.5 billion and net income of $702 million, or $3.32 per diluted share. Excluding the impact from the following item, the company’s second quarter 2021 adjusted net income was $719 million, or $3.40 per diluted share:

▪	Costs of approximately $23 million, or $0.08 per diluted share (net of capitalized interest), associated with construction of the company’s Sinton Texas Flat Roll Steel Mill growth investment.

Comparatively, prior year second quarter net sales were $2.1 billion, with net income of $75 million, or $0.36 per diluted share, and adjusted earnings were $0.47 per diluted share, excluding the impact of the company's June 2020 refinancing activities of approximately $25 million, or $0.08 per diluted share, and costs associated with the construction of the company's Texas steel mill of $0.03 per diluted share. The company’s sequential first quarter 2021 earnings were $2.03 per diluted share, and adjusted earnings were $2.10 per diluted share, also excluding the impact of construction costs related to the Texas steel mill of $0.07 per diluted share.

“The team performed exceptionally well, achieving record quarterly operational and financial results, including record sales, operating income, cash flow from operations, and adjusted EBITDA,” said Mark D. Millett, Chairman and Chief Executive Officer. “Our second quarter 2021 operating income increased 61 percent sequentially to $956 million, with adjusted EBITDA of over $1.0 billion. We continue to achieve numerous individual operating and financial records —a truly amazing achievement and a testament to the passion and dedication of our team. Based on their second quarter 2021 performance, we generated record quarterly cash flow from operations of $587 million and maintained strong liquidity, while at the same time supporting increased working capital needs, significantly growing our business through organic growth investments, and returning capital to shareholders.

“During the second quarter, steel demand remained robust as shipments and product pricing continued their positive momentum across our entire steel platform. Higher steel selling values drove significant metal spread expansion across the entire platform and were most prominent within the flat roll steel operations, as continued demand strength and historically low customer inventories persisted throughout the supply chain and supported prices. Domestic steel consumption was strong from the automotive, construction, and industrial sectors, while the energy sector continued to show signs of rebounding.

“Our segment operating results were exceptional,” continued Millett. “Second quarter operating income from our steel operations was a record $1.0 billion, and our metals recycling operations sustained strong earnings, as increased domestic steel mill utilization of 81% supported ferrous scrap demand and pricing. Our steel fabrication operations once again achieved record quarterly shipments and ended June with another record order backlog, as we are in the middle of the summer construction season.”

Second Quarter 2021 Comments

Second quarter 2021 operating income for the company’s steel operations was a record $1.0 billion, or 59 percent higher than sequential first quarter results, due to significant metal spread expansion and record quarterly steel shipments. Record flat roll and strong long product steel realized selling values, more than offset higher scrap input costs. The second quarter 2021 average external product selling price for the company’s steel operations increased $251 sequentially to $1,292 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills increased $67 sequentially to $439 per ton.

Domestic steel production continued to increase in the quarter maintaining strong ferrous scrap demand and pricing. Ferrous prime scrap pricing indices increased about $60 to $70 per gross ton during the second quarter. As a result, second quarter 2021 operating income from the company’s metals recycling operations remained strong at $51 million.

The company’s steel fabrication operations reported operating income of $28 million in the second quarter 2021, almost tripling the sequential first quarter results. Supported by record quarterly shipments, earnings significantly improved as realized pricing increased almost $350 per ton, more than offsetting higher average steel input costs. Steel joist and deck product pricing has strengthened significantly to record levels, due to the strong demand environment and higher steel input costs. Order activity remains extremely strong, and customers continue to be optimistic concerning projects. The company’s steel fabrication order backlog is at a record level at the end of June.

Year-to-Date June 30, 2021 Comparison

For the six months ended June 30, 2021, net income was $1.1 billion, or $5.35 per diluted share, with net sales of $8.0 billion, as compared to net income of $263 million, or $1.24 per diluted share, with net sales of $4.7 billion for the same period in 2020. Excluding the impact from the following item, the company’s first half 2021 adjusted net income was $1.2 billion, or $5.50 per diluted share:

▪	Costs of approximately $43 million, or $0.14 per diluted share (net of capitalized interest), associated with construction of the company’s Sinton Texas Flat Roll Steel Mill growth investment

Similarly, adjusting for the company’s Texas steel mill construction costs and a June 2020 refinancing, first half 2020 net income was $291 million, or $1.37 per diluted share.

First half 2021 net sales increased 72 percent and operating income increased 258 percent to over $1.5 billion, when compared to the same period in 2020. Higher earnings were primarily the result of steel metal spread expansion, as significantly higher average steel selling values, more than offset higher average ferrous scrap costs across the steel platform, especially within the company’s flat roll steel operations. Compared to first half 2020, the average first half 2021 external selling price for the company's steel operations increased $403 to $1,169 per ton. The average first half 2021 ferrous scrap cost per ton melted at the company’s steel mills increased $140 to $406 per ton.

Based on the company’s differentiated business model and highly, variable cost structure, the company achieved cash flow from operations of $849 million in the first half 2021, representing a record first half performance. The company also invested $587 million in capital investments, paid cash dividends of $108 million, and repurchased $393 million of its common stock, while maintaining strong liquidity.

Outlook

“We remain confident that macroeconomic and market conditions are in place to support strong domestic steel demand in 2021 and beyond,” said Millett. “We continue to see strong steel demand coupled with extremely low customer steel inventories throughout the supply chain. The automotive sector continues to be strong, despite the electronic chip shortage, and other sectors such as construction, equipment and transportation remain solid. Order entry activity continues to be robust across our businesses, and when coupled with low inventory, supports strong steel selling values. We believe this momentum will continue throughout the year and that our third quarter 2021 earnings could represent another record performance. Based on solid domestic steel fundamentals and customer confidence, we continue to be positive regarding North American steel market dynamics. This constructive environment coupled with our strategic growth initiatives provide firm drivers for our further growth in the coming years.

“We and our customers continue to be extremely excited about our Sinton Texas EAF Flat Roll Steel Mill investment. It represents transformational competitively-advantaged strategic growth, with associated long-term value creation for all of our stakeholders. We are currently hot-commissioning the value-added paint line, and we expect the galvanizing line to be operational next month. The entire Sinton team is doing a tremendous job. Due to the excessive heavy rains in Texas, actual steel production will be delayed and is now planned to start mid fourth quarter 2021. Based on current plans, we believe shipments from Sinton could be in the range of 100,000 tons during the remainder of 2021 and between 2.2 million tons to 2.4 million tons in 2022. Based on mid-cycle flat roll metal spreads, we currently believe through-cycle annual EBITDA for our Sinton Texas Flat Roll Steel Mill once fully operational with access to four value-added coating lines (estimated to be 2023) is likely in the range of $475 million to $525 million.

“We also plan to invest approximately $450 million to $500 million in four additional value-added flat roll steel coating lines comprised of two paint lines and two galvanizing lines with Galvalume® coating capability, a set of which will be located in the Southern U.S. to provide Sinton with the same diversification and higher-margin product capabilities as our two existing flat roll steel divisions. The other two lines will be located in the Midwest to support growing coated flat roll steel demand and to further increase the diversification and cash generation capacity of our existing Midwest operations. Based on current estimates, we believe these four lines will likely begin operating sometime in the second half of 2022.

“Our commitment to all aspects of sustainability is embedded in our founding principles — valuing the health and safety of our teams, our customers, our communities, and our environment. We recently announced greenhouse gas reduction and renewable energy goals, including a goal for our steel mills to be carbon neutral by 2050. Our goals expand on Steel Dynamics’ existing strong sustainability focus. We have been a leader in the area for more than 25 years with our exclusive use of electric arc furnace technology, circular manufacturing model, and innovative teams creating solutions to increase efficiencies, reduce raw material usage, reuse secondary materials, and promote material conservation and recycling. We are starting from a position of strength yet plan to do more. We are competitively positioned and focused toward generating long-term sustainable growth for all of our stakeholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss second quarter 2021 operating and financial results on Tuesday, July 20, 2021, at 10:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on July 26, 2021.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, railroad rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals marketplaces, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and steel imports, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other resources are subject to volatile market conditions; (7) compliance with and changes in environmental and remediation requirements; (8) increased regulation associated with the environment, climate change, greenhouse gas emissions and sustainability; (9) significant price and other forms of competition from other steel producers, scrap processors and alternative materials; (10) availability of an adequate source of supply for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance, (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact:  Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months
	June 30,		June 30,		Ended
	2021	2020	2021	2020	March 31, 2021
Net sales	$4,465,308	$2,094,305	$8,009,905	$4,669,405	$3,544,597
Costs of goods sold	3,265,616	1,809,874	6,009,947	3,969,745	2,744,331
Gross profit	1,199,692	284,431	1,999,958	699,660	800,266

Selling, general and administrative expenses	154,379	109,299	304,160	222,197	149,781
Profit sharing	82,140	9,092	130,988	30,546	48,848
Amortization of intangible assets	7,438	7,190	14,876	14,381	7,438
Operating income	955,735	158,850	1,549,934	432,536	594,199

Interest expense, net of capitalized interest	14,898	27,702	32,167	55,721	17,269
Other expense (income), net	10,039	28,103	20,110	25,514	10,071
Income before income taxes	930,798	103,045	1,497,657	351,301	566,859

Income tax expense	218,595	24,280	346,699	81,700	128,104
Net income	712,203	78,765	1,150,958	269,601	438,755
Net income attributable to noncontrolling interests	(9,912)	(3,269)	(18,160)	(6,765)	(8,248)
Net income attributable to Steel Dynamics, Inc.	$702,291	$75,496	$1,132,798	$262,836	$430,507

Basic earnings per share attributable to
Steel Dynamics, Inc. stockholders	$3.35	$0.36	$5.39	$1.24	$2.04

Weighted average common shares outstanding	209,647	210,343	210,331	211,798	211,015

Diluted earnings per share attributable to
Steel Dynamics, Inc. stockholders, including the
effect of assumed conversions when dilutive	$3.32	$0.36	$5.35	$1.24	$2.03

Weighted average common shares
and share equivalents outstanding	211,246	211,378	211,750	212,701	212,254

Dividends declared per share	$0.26	$0.25	$0.52	$0.50	$0.26

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
Assets	2021	2020
	(unaudited)
Current assets
Cash and equivalents	$1,113,744	$1,368,618
Accounts receivable, net	1,571,024	971,918
Inventories	2,481,832	1,843,548
Other current assets	98,509	74,363
Total current assets	5,265,109	4,258,447

Property, plant and equipment, net	4,526,892	4,105,569

Intangible assets, net	309,700	324,577

Goodwill	455,530	457,226

Other assets	130,100	119,743
Total assets	$10,687,331	$9,265,562
Liabilities and Equity
Current liabilities
Accounts payable	$1,183,604	$769,455
Income taxes payable	80,520	2,386
Accrued expenses	494,616	400,052
Current maturities of long-term debt	93,505	86,894
Total current liabilities	1,852,245	1,258,787

Long-term debt	3,016,486	3,015,782

Deferred income taxes	652,059	536,288

Other liabilities	136,189	106,479
Total liabilities	5,656,979	4,917,336

Commitments and contingencies

Redeemable noncontrolling interests	176,414	158,614

Equity
Common stock	648	648
Treasury stock, at cost	(2,006,895)	(1,623,747)
Additional paid-in capital	1,210,833	1,207,392
Retained earnings	5,783,184	4,758,969
Accumulated other comprehensive income	32,344	1,902
Total Steel Dynamics, Inc. equity	5,020,114	4,345,164
Noncontrolling interests	(166,176)	(155,552)
Total equity	4,853,938	4,189,612
Total liabilities and equity	$10,687,331	$9,265,562

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Operating activities:
Net income	$712,203	$78,765	$1,150,958	$269,601

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	87,047	78,721	173,966	158,980
Equity-based compensation	9,808	9,520	26,848	27,364
Deferred income taxes	50,722	14,634	117,466	20,561
Other adjustments	(1,472)	4,728	(2,134)	4,464
Changes in certain assets and liabilities:
Accounts receivable	(204,561)	154,352	(599,106)	280
Inventories	(264,935)	77,521	(639,523)	122,026
Other assets	(4,285)	11,137	1,543	9,596
Accounts payable	63,155	69,523	423,836	121,119
Income taxes receivable/payable	27,551	7,993	87,144	60,378
Accrued expenses	111,997	(20,884)	108,423	(97,078)
Net cash provided by operating activities	587,230	486,010	849,421	697,291

Investing activities:
Purchases of property, plant and equipment	(277,206)	(309,716)	(587,069)	(527,251)
Purchases of short-term investments	-	-	-	(149,359)
Proceeds from maturities of short-term investments	-	149,648	-	341,988
Other investing activities	1,859	803	2,249	1,321
Net cash used in investing activities	(275,347)	(159,265)	(584,820)	(333,301)

Financing activities:
Issuance of current and long-term debt	419,464	1,099,774	716,905	1,316,035
Repayment of current and long-term debt	(408,565)	(1,103,814)	(712,849)	(1,339,571)
Dividends paid	(54,916)	(52,584)	(107,645)	(104,065)
Purchase of treasury stock	(393,198)	-	(393,198)	(106,529)
Other financing activities	(6,094)	(8,763)	(22,692)	(14,915)
Net cash used in financing activities	(443,309)	(65,387)	(519,479)	(249,045)

Increase (decrease) in cash, cash equivalents, and restricted cash	(131,426)	261,358	(254,878)	114,945
Cash, cash equivalents, and restricted cash at beginning of period	1,250,670	1,240,984	1,374,122	1,387,397
Cash, cash equivalents, and restricted cash at end of period	$1,119,244	$1,502,342	$1,119,244	$1,502,342

Supplemental disclosure information:
Cash paid for interest	$41,727	$59,668	$53,042	$68,453
Cash paid for income taxes, net	$146,002	$1,430	$148,144	$1,948

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Second Quarter		Year to Date
	2021	2020	2021	2020	1Q 2021
External Net Sales
Steel	$3,234,519	$1,628,027	$5,745,203	$3,569,733	$2,510,684
Steel Fabrication	330,852	215,250	587,837	436,186	256,985
Metals Recycling	575,700	156,583	1,045,707	448,439	470,007
Other	324,237	94,445	631,158	215,047	306,921
Consolidated Net Sales	$4,465,308	$2,094,305	$8,009,905	$4,669,405	$3,544,597
Operating Income
Steel	$1,017,024	$172,395	$1,658,463	$465,141	$641,439
Steel Fabrication	28,450	27,196	38,345	56,400	9,895
Metals Recycling	50,965	(5,918)	104,898	2,408	53,933
	1,096,439	193,673	1,801,706	523,949	705,267

Non-cash amortization of intangible assets	(7,438)	(7,190)	(14,876)	(14,381)	(7,438)
Profit sharing expense	(82,140)	(9,092)	(130,988)	(30,546)	(48,848)
Non-segment operations	(51,126)	(18,541)	(105,908)	(46,486)	(54,782)
Consolidated Operating Income	$955,735	$158,850	$1,549,934	$432,536	$594,199

Adjusted EBITDA
Net income	$712,203	$78,765	$1,150,958	$269,601	$438,755
Income taxes	218,595	24,280	346,699	81,700	128,104
Net interest expense	14,604	25,849	31,419	47,639	16,815
Depreciation	78,015	70,116	155,903	141,849	77,888
Amortization of intangible assets	7,438	7,190	14,876	14,381	7,438
Noncontrolling interest (a)	(9,665)	(3,270)	(18,087)	(6,766)	(8,422)
EBITDA	1,021,190	202,930	1,681,768	548,404	660,578
Non-cash adjustments
Unrealized (gains) losses	1,305	(208)	(5,547)	(1,470)	(6,852)
Inventory valuation	144	258	253	1,117	109
Equity-based compensation	9,808	9,519	20,018	20,331	10,210
Refinancing charges	-	4,907	-	4,907	-
Adjusted EBITDA	$1,032,447	$217,406	$1,696,492	$573,289	$664,045
Other Operating Information
Steel
Average external sales price (Per ton) (b)	$1,292	$755	$1,169	$766	$1,041
Average ferrous cost (Per ton melted) (c)	$439	$266	$406	$266	$372

Flat Roll shipments
Butler and Columbus Flat Roll divisions	1,512,530	1,358,473	3,009,061	2,942,737	1,496,531
Steel Processing divisions (d)	410,596	418,837	833,446	824,818	422,850
Long Product shipments
Structural and Rail Division	497,079	400,150	975,766	835,032	478,687
Engineered Bar Products Division	205,205	137,386	405,833	327,187	200,628
Roanoke Bar Division	175,390	125,104	311,810	265,326	136,420
Steel of West Virginia	90,476	78,069	177,634	170,101	87,158
Total Shipments (Tons)	2,891,276	2,518,019	5,713,550	5,365,201	2,822,274

External Shipments (Tons) (b)	2,504,007	2,152,856	4,914,824	4,648,020	2,410,817

Steel Mill Production (Tons)	2,443,314	2,132,167	4,920,253	4,667,400	2,476,939
Metals Recycling
Nonferrous shipments (000's of pounds)	266,859	166,914	547,668	438,992	280,809
Ferrous shipments (Gross tons)	1,400,447	802,070	2,796,290	1,994,214	1,395,843
External ferrous shipments (Gross tons)	520,726	197,970	957,908	591,621	437,182
Steel Fabrication
Average sales price (Per ton)	$1,753	$1,364	$1,582	$1,360	$1,406
Shipments (Tons)	189,180	160,168	373,424	323,480	184,243

(a)   Quarter ended June 30, 2021, and YTD ended June 30, 2021, net of income tax benefits of ($246) and ($72), respectively

(b)   Represents all steel operations

(c)   Represents ferrous cost per ton melted at our six electric arc furnace steel mills

(d)   Includes Heartland, The Techs, and United Steel Supply operations